UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

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Filed by a Party other than the Registrant  ☑

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☑	Soliciting Material under §240.14a-12

SunEdison Semiconductor Limited

(Name of Registrant as Specified In Its Charter)

GlobalWafers Co., Ltd.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On August 17, 2016 (US time), SunEdison Semiconductor Limited (“SunEdison Semiconductor”) and GlobalWafers Co., Ltd. (“GlobalWafers”) announced that they have entered into a definitive agreement for the acquisition by GlobalWafers, through a wholly-owned subsidiary, of all of the outstanding ordinary shares of SunEdison Semiconductor in a transaction valued at US$683 million, including SunEdison Semiconductor outstanding net indebtedness. Under the terms of the agreement, SunEdison Semiconductor shareholders will receive US$12.00 per share in cash for each ordinary share held. The transaction has been unanimously approved by both GlobalWafers’ and SunEdison Semiconductor’s boards of directors.

*  *  *

This communication does not constitute a solicitation of any vote or approval. In connection with the proposed transaction, SunEdison Semiconductor will file a proxy statement with the U.S. Securities and Exchange Commission (“SEC”). Any definitive proxy statement will be mailed to shareholders of SunEdison Semiconductor. Investors and security holders of SunEdison Semiconductor are urged to read these and other documents filed with the SEC carefully in their entirety when they become available because they will contain important information about the proposed transaction. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC through the website maintained by the SEC at http://www.sec.gov. Investors and security holders will be able to obtain documents filed with the SEC by GlobalWafers through the website maintained by the SEC at http://www.sec.gov.

Each of GlobalWafers, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies by SunEdison Semiconductor in connection with the approval by the shareholders of SunEdison Semiconductor of the acquisition of SunEdison Semiconductor by GlobalWafers.

Set forth below are the names of the directors and executive officers of GlobalWafers who may be deemed to be participants in the solicitation of proxies by GlobalWafers in connection with the acquisition of SunEdison Semiconductor by GlobalWafers. Each occupation set forth opposite an individual’s name refers to his or her employment with GlobalWafers.

GlobalWafers Directors:

Hsiu-Lan Hsu

Ming-Kuang Lu

Tan-Liang Yao

Guo-Zhou Chen

Chih-Hsiun Cheng

Chun-Yen Chang

Ming-Chang Chen

GlobalWafers Executive Officers:

Hsiu-Lan Hsu – Chairperson and CEO

Mark Lynn England – President of GlobiTech Inc.

Wei-Wen Chen – Vice President

Ming Hui Chien – Vice President

GlobalWafers is the beneficial owner of 2,074,000 ordinary shares of SunEdison Semiconductor, which represents approximately 4.9% of the outstanding ordinary shares of SunEdison Semiconductor as of the date hereof. Other than GlobalWafers, none of the participants are the beneficial owners of any shares of SunEdison Semiconductor.